Exhibit 99.1

Greenway Reports Fourth-Quarter and Fiscal 2013 Results

CARROLLTON, Ga.--(BUSINESS WIRE)--August 19, 2013--Greenway Medical Technologies, Inc. (NYSE: GWAY), reported results from operations for the three months and year ended June 30, 2013, that reflect the ongoing shift in revenue from recurring sources as more providers adopt the Company’s cloud-based subscription services and clinically driven revenue cycle management solutions. Greenway® delivers innovative software and business service solutions to healthcare providers through its PrimeSUITE® platform.

“Our results for the fourth quarter and full year reflect an organization that is successfully reducing its reliance on one-time sales and increasing revenue from more predictable recurring sources while introducing a platform that is gaining increased acceptance among those providers we serve,” said Tee Green, president and chief executive officer of Greenway. “We are encouraged by the continued strong growth of revenue from recurring sources of 28% during our fiscal fourth quarter, when compared to the prior year, and the substantial improvement in overall revenue mix from predictable sources.”

During the 2013 fiscal fourth quarter, Greenway added more than 790 providers to its PrimeSUITE platform, which compares with 425 providers added during the 2013 fiscal third quarter. The number of providers on the Company’s clinically driven revenue cycle management platform grew by nearly 50% sequentially, from the 2013 third quarter to the 2013 fourth quarter, to more than 550.

Operating Results

Greenway generated quarterly revenue of $35.5 million for the three months ended June 30, 2013, which compares with $36.4 million for the prior-year period. For the year ended June 30, 2013, total revenue increased by 9% to $134.8 million from $124.0 million for the year-ago period.

Throughout fiscal 2013, Greenway’s results from operations have been impacted by a shift toward a higher percentage of revenue derived from recurring services such as cloud-based subscription services as well as electronic data interchange and business services including the Company’s rapidly growing clinically driven revenue cycle management solution.

During the 2013 fourth quarter, revenue from recurring sources grew by 28%, year over year, and comprised 57.6% of revenue for the period, up from 43.8% for the prior-year period. For all of 2013, revenue from recurring sources grew by 31%, year over year, and as a percent of revenue increased by 933 basis points to 55.2% from the prior year. Revenue from one-time systems sales and training and consulting services declined by 26% for the 2013 fourth quarter, and by 10% for the fiscal year, when compared to prior-year periods.

For the three months ended June 30, 2013, gross profit was $18.3 million and gross profit margin was 51.5%. These figures compare with gross profit of $21.8 million and gross margin of 60% for the three months ended June 30, 2012. Overall gross profit and gross margin for the 2013 fourth quarter declined from the prior year as a result of lower revenue and gross profit from one-time systems sales and training and consulting services offset by a 28% increase in gross profit from recurring items. For the year ended June 30, 2013, gross profit was $70.4 million, up 3% from $68.1 million for the prior-year period. Gross margin for fiscal year 2013 was 52.2%, which compares with 55.0% for the prior-year period.

Greenway reported a loss from operations of ($2.1 million) for the three months ended June 30, 2013, and ($6.9 million) for fiscal 2013. This compares to operating income of $3.5 million for the 2012 fourth quarter and $4.9 million for fiscal 2012.

For the fiscal 2013 fourth quarter and full year, Greenway had a net loss of ($3.5 million), or (12 cents) per share, and ($5.1 million) or (17 cents) per share, respectively. This compares with net income of $2.2 million for the three months ended June 30, 2012, or seven cents per diluted share for the fiscal 2012 fourth quarter and $2.9 million, or 11 cents per diluted share, for fiscal 2012.

As of June 30, 2013, the Company had $11.2 million in cash and short-term investments and no outstanding indebtedness.

Non-GAAP Measures

Greenway’s non-GAAP adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, acquisition-related transaction costs and stock-based compensation, was $2.2 million for the three months ended June 30, 2013, which compares with $5.9 million for the prior-year period. For fiscal 2013, non-GAAP adjusted EBITDA was $6.7 million, which compares with $12.1 million for fiscal 2012.

Adjusted, or non-GAAP net loss for the three months ended June 30, 2013, was ($2.4 million), or (eight cents) per diluted share, which compares with non-GAAP net income of $3.0 million, or 10 cents per diluted share for the fiscal 2012 fourth quarter. For fiscal 2013, Greenway’s non-GAAP net loss was ($1.3 million), or (five cents) per share, which compares with $5.3 million or 21 cents per diluted share for fiscal 2012.

The GAAP financial measures most directly comparable to each non-GAAP financial measure used, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release following the condensed financial statements.

Fiscal 2014 Outlook

Greenway Medical Technologies has introduced its financial outlook for fiscal 2014 that assumes a continuation in the shift in revenue to recurring sources, as well as increased adoption of the Company’s clinically driven revenue cycle management platform by both new and existing customers. The following table summarizes the Company’s outlook for fiscal 2013:

Range
Revenue	$142 million to $150 million
Gross Profit	$62.5 million to $68 million
Margin	44% to 45%
GAAP Operating (loss)	($6.3) million to ($4.5) million
Net (loss)	($6.3) million to ($5.0) million
GAAP (loss per share)	($0.21) to ($0.17)
Adjusted EBITDA	$15.9 million to $17.7 million
Margin	11.2% to 11.8%
Non-GAAP Adjusted EPS	($0.05) to ($0.01)

Conference Call

Greenway will host a conference call today, Monday, Aug. 19, 2013, at 5 p.m. Eastern time to discuss the Company's earnings and other information. The call can be accessed by dialing (866) 953-6859 or (617) 399-3483 for international calls. The participant code is 11961778. For listen-only mode, participants should go to the Investors section of www.greenwaymedical.com prior to the call to register and download the necessary audio software.

An audio replay will be posted following the call and will be available from approximately 7 p.m. Eastern on Aug. 19 through 11:59 p.m. Eastern on Aug 26. The replay will be accessible through a link on www.greenwaymedical.com/investors or by calling (888) 286-8010 or internationally (617) 801-6888. Replay code is 81927875.

About Greenway and PrimeSUITE

Greenway Medical Technologies (NYSE: GWAY) delivers smarter information solutions that improve the financial performance of healthcare providers and enable them to deliver smarter care. Greenway PrimeSUITE® — the company’s certified, single-database electronic health record, practice management and interoperability solution platform — is complemented by an expanding array of integrated business and data services, including clinically driven revenue cycle management (RCM). Thousands of care providers across primary care and more than 30 specialties and sub-specialties use cloud-based or on-premise Greenway® solutions to improve outcomes in healthcare enterprises, physician practices, retail and other ambulatory clinics, and alternate care venues nationwide. For details, see greenwaymedical.com, Twitter, Facebook or YouTube.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition, growth strategy, business development efforts, service offerings, and service delivery models. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include, but are not limited to, our ability to adapt to evolving technology and industry standards; our ability to implement our growth strategy; our ability to retain management and other qualified personnel; failure to prevent disruptions in service or damage to our third-party providers’ data centers; failure to avoid liability for the use of content we provide; accelerated transition to a subscription pricing model, which would reduce our near-term revenues; regulation of the healthcare information technology industry; our ability to ensure our solutions meet industry and government standards; failure to maintain adequate security measures for our customers’ confidential information and personal identifiable information and their patients’ protected health information; our ability to obtain new provider customers; failure of the HITECH Act and other incentive programs to be fully implemented or funded by the government; our ability to implement our strategic relationships as currently intended; failure to establish, protect or enforce our intellectual property; and restrictions in our credit facility and future indebtedness. Further information concerning these and other factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Greenway, the Greenway logo and PrimeSUITE are registered trademarks and the phrase “smarter solutions for smarter healthcare” is a trademark of Greenway Medical Technologies, Inc. Other product or company names are the property of their respective owners.

Greenway Medical Technologies, Inc.
Condensed Consolidated Balance Sheets — Unaudited
(In Thousands)

	June 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$3,184	$5,585
Short-term investments	8,043	29,350
Accounts receivable, net of a $900 and $720 allowance for doubtful accounts in
2013 and 2012, respectively	21,151	28,875
Inventory	284	281
Prepaids and other current assets	3,772	3,001
Deferred tax assets	2,407	1,699
Total current assets	38,841	68,791
Property and equipment, net	28,416	20,340
Acquired intangibles, net	1,819	510
Software development cost, net	28,142	17,156
Deferred tax assets - noncurrent	26,903	25,846
Goodwill	1,540	440
Other assets	468	40
Total assets	$126,129	$133,123

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,325	$12,436
Accrued liabilities	5,846	9,533
Deferred revenue	9,323	12,192
Total current liabilities	24,494	34,161

Obligation for purchased technology	-	116
Shareholders’ equity:
Common stock	3	3
Additional paid-in capital	245,412	237,558
Accumulated deficit	(143,780)	(138,715)
Total shareholders’ equity	101,635	98,846
Total liabilities and shareholders’ equity	$126,129	$133,123

Greenway Medical Technologies, Inc.
Condensed Consolidated Statements of Operations — Unaudited
(In Thousands except Per Share Data)

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Revenue:
System sales	$10,872	$13,176	$40,975	$39,300
Training and consulting services	4,207	7,269	19,420	27,816
Support services	11,827	9,636	44,553	33,143
Electronic data interchange and business services	8,620	6,295	29,896	23,754
Total revenue	35,526	36,376	134,844	124,013
Cost of revenue (Note 1):
System sales	5,777	3,093	18,420	10,259
Training and consulting services	2,487	4,535	13,682	18,881
Support services	3,438	2,944	13,092	10,564
Electronic data interchange and business services	5,542	3,997	19,265	16,197
Total cost of revenue	17,244	14,569	64,459	55,901
Gross profit	18,282	21,807	70,385	68,112
Operating expenses (Note 1):
Sales, general and administrative	15,175	13,603	58,336	47,565
Research and development	5,192	4,666	18,959	15,696
Total operating expenses	20,367	18,269	77,295	63,261
Operating (loss) Income	(2,085)	3,538	(6,910)	4,851
Interest income (expense), net	(2)	12	309	54
Other expense, net	2	(18)	(55)	(40)
(Loss) income before benefit for income taxes	(2,085)	3,532	(6,656)	4,865
(Benefit) provision for income taxes	1,395	1,327	(1,591)	1,955
Net (loss) income	(3,480)	2,205	(5,065)	2,910
Preferred stock dividends and accretion	-	-	-	28,395
(Loss) income available to common shareholders	$(3,480)	$2,205	$(5,065)	$31,305
Per share data:
(Loss) income per share available to common shareholders:
Basic	$(0.12)	$0.08	$(0.17)	$1.66
Diluted	$(0.12)	$0.07	$(0.17)	$0.11
Weighted average number of common shares outstanding:
Basic	29,753	29,097	29,577	18,808
Diluted	29,753	30,514	29,577	25,369

Note 1 - Includes stock-based compensation in the following amounts:
Cost of revenue:
System sales	$9	$2	$33	$11
Training and consulting services	51	45	192	290
Software support services	27	15	106	112
Electronic data interchange and business services	4	6	19	55
Total cost of revenue	91	68	350	468
Operating expenses:
Sales, general and administrative	969	768	3,394	1,543
Research and development	171	88	679	744
Total operating expenses	1,140	856	4,073	2,287
Total stock-compensation expense	$1,231	$924	$4,423	$2,755

Greenway Medical Technologies, Inc.
Condensed Consolidated Statements of Cash Flows — Unaudited
(In Thousands)

	Year Ended June 30,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(5,065)	$2,910
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net stock compensation expense	4,423	2,755
Provision (benefit) for deferred income taxes	(1,765)	1,682
Depreciation and amortization	9,129	4,372
Provision for bad debts	2,741	1,412
Reduction in obligation for acquired technology	-	(100)
Changes in current assets and liabilities:
Accounts receivable	5,052	(12,176)
Inventory	(3)	179
Prepaids and other current assets	(1,199)	(1,296)
Accounts payable and accrued liabilities	(5,798)	5,028
Deferred revenue	(2,869)	3,520
Net cash provided by operating activities	4,646	8,286
Cash flows from investing activities:
Purchases of short-term investments	(1,635)	(29,609)
Sales of short-term investments	22,942	10,707
Purchases of property and equipment	(8,578)	(8,041)
Capitalized software development cost	(15,341)	(12,193)
Acquisition of business and developed technology	(6,750)	(3,000)
Net cash used in investing activities	(9,362)	(42,136)
Cash flows from financing activities:
Payments on obligation for acquired technology	(116)	(137)
Proceeds from exercise of stock options and warrants, net of issuance costs	3,431	897
Contingent consideration paid for prior acquisition	(1,000)	-
Payments in connection with preferred stock conversion	-	(23,300)
Sale of common stock, net of issue costs and expenses	-	56,253
Net cash provided by financing activities	2,315	33,713
Net decrease in cash and cash equivalents	(2,401)	(137)
Cash and cash equivalents at beginning of year	5,585	5,722
Cash and cash equivalents at end of year	$3,184	$5,585
Supplemental cash flow information:
Cash paid for interest	$70	$8
Cash paid for taxes	$326	$196
Non-cash investing and financing activities:
Conversion of Preferred Stock	$-	$130,421
Future obligation for acquisition of business and developed technology	$-	$-
Common stock and obligations for future payments at fair value, given in exchange for acquisition of technology	$-	$954
Reduction in obligation for acquired technology	$-	$100

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(Unaudited, in thousands)

The following is a reconciliation of the non-GAAP financial measures used by the Company in describing its financial performance in accordance with U.S. “generally accepted accounting principles” (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”. While management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the Company’s operations, investors are reminded to consider these non-GAAP measures in addition to, and not a substitute for, financial performance measures in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of the operations as determined in accordance with GAAP.

Non-GAAP Adjusted EBITDA
(Unaudited, in thousands)

Set forth below is a presentation of the Company’s “non-GAAP Adjusted EBITDA” and the “non-GAAP Adjusted EBITDA Margin” which is non-GAAP Adjusted EBITDA as a percentage of total revenue:

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012

Reconciliation of net (loss) income to Non-GAAP Adjusted EBITDA:
Net (loss) Income	$(3,480)	$2,205	$(5,065)	$2,910
Stock-based compensation	1,231	924	4,423	2,755
Acquisition-related transaction costs	-	-	145	123
Depreciation and amortization	3,100	1,410	9,129	4,372
Interest (income) expense, net	2	(12)	(309)	(54)
(Benefit) provision for income taxes	1,395	1,327	(1,591)	1,955
Non-GAAP adjusted EBITDA	$2,248	$5,854	$6,732	$12,061

Non-GAAP adjusted EBITDA margin	6%	16%	5%	10%

Non-GAAP Adjusted Net Income
(Unaudited, in thousands per share amounts)

Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share”:

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Non-GAAP adjusted net (loss) income
GAAP net (loss) income	$(3,480)	$2,205	$(5,065)	$2,910

Add: Stock-based compensation	1,231	924	4,423	2,755
Add: Acquisition-related transaction costs	-	-	-	123
Add: Amortization of purchased intangibles	525	382	1,793	1,109
Subtotal of tax deductible items	1,756	1,306	6,216	3,987
Less: tax impact of tax deductible items (40% rate)	(702)	(522)	(2,486)	(1,595)
Non-GAAP adjusted net (loss) income	$(2,426)	$2,989	$(1,335)	$5,302

Weighted average number of shares - diluted	29,753	30,514	29,577	25,369

Non-GAAP adjusted net (loss) income per diluted share	$(0.08)	$0.10	$(0.05)	$0.21

	Three Months Ended June 30,		Years Ended June 30,
	2013	2012	2013	2012

GAAP net (loss) income per share	$(0.12)	$0.07	$(0.17)	$0.11

Add: Stock-based compensation	0.04	0.03	0.15	0.11
Add: Acquisition-related transaction costs	-	-	-	-
Add: Amortization of purchased intangibles	0.02	0.01	0.05	0.05
Subtotal of tax deductible items	0.06	0.04	0.20	0.16
Less: tax impact of tax deductible items (40% rate)	(0.02)	(0.01)	(0.08)	(0.06)
Non-GAAP adjusted net (loss) income per share - diluted	$(0.08)	$0.10	$(0.05)	$0.21

The presentation of non-GAAP adjusted net income and non-GAAP net income per share excludes, for all periods, the effect of dividends and accretion related to preferred stock converted to common in February 2012.

Explanation of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. GAAP. The Company’s management believes that investors may wish to consider the impact of certain non-cash or non-recurring items as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that may vary in frequency and impact on continuing operations. Management also presents results of operations before such items to evaluate operating performance, compare performance against past periods and as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate operating results and trends by eliminating certain non-cash expenses and other items that management believes might complicate comparisons with prior periods, obscure current trends or reduce the ability to make useful forecasts. Management believes that these non-GAAP measures provide additional means of evaluating performance, period-over-period. In addition, management understands that some investors and financial analysts find this information useful in analyzing the Company’s financial and operational performance and comparing such performance to peers and competitors.

Non-GAAP Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, acquisition-related transaction costs and stock-based compensation. It is presented as a supplemental measure of the Company’s performance. However, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Non-GAAP Adjusted Net Income is defined as net income before stock-based compensation, acquisition-related transaction costs and amortization of purchased intangibles and any tax impact related to these items.

Non-GAAP Adjusted Net Income Per Diluted Share is defined as Non-GAAP Adjusted Net Income divided by the weighted average diluted shares outstanding. Management considers all of these non-GAAP financial measures to be useful indicators of the Company’s performance and a measure of historical trends.

The following items are excluded from non-GAAP Adjusted Net Income and related Per Diluted Share financial measures referenced above, and the reasons therefore are:

  Stock-based compensation — Excluded because these are non-cash expenses that management does not consider useful in assessing ongoing operating results or performance of the business, and also because the amount of the expense is not totally within the Company’s control since it is based on factors such as stock price, volatility and interest rates which may be unrelated to the Company’s performance during the period the expense is incurred.
  Amortization of purchased intangibles — Purchased intangibles are amortized over their estimated useful life and generally cannot be influenced after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Thus, including such charges does not accurately reflect the performance for the period in which such charge is incurred.
  Acquisition-related transaction costs — Transaction costs associated with acquisitions are non-recurring and related specifically to a subject acquisition. Accordingly, management does not believe that they reflect the underlying performance of ongoing business operations for the period incurred.

CONTACT:
Greenway Medical Technologies, Inc.
Al Cochran, 678-839-5860
Chief Financial Officer
alcochran@greenwaymedical.com
or
Bob Kneeley, 678-390-7262
Investor Relations
bobkneeley@greenwaymedical.com